Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Jorgenson
March 7, 2012	724-465-5448

S&T Bancorp, Inc. and Mainline Bancorp, Inc. Announce

Merger Approval by Mainline Bancorp, Inc. Shareholders

Indiana and Ebensburg, Pennsylvania – S&T Bancorp, Inc. (NASDAQ: STBA) today announced Mainline Bancorp, Inc. (MNPA) shareholder approval of the previously announced merger transaction in which S&T will acquire Mainline.

The special meeting of shareholders of Mainline was held on March 6, 2012 at 2:00 p.m. EDT. The Mainline shareholders approved and adopted the Agreement and Plan of Merger as of September 14, 2011 between S&T and Mainline.

Pursuant to the terms of the Agreement and Plan of Merger, Mainline shareholders electing and receiving S&T stock will receive 3.6316 shares of S&T common stock for each share of Mainline common stock.

S&T Bancorp, Inc. has received all necessary regulatory approvals for completion of the merger. The merger is currently expected to be effective after the close of business on March 9, 2012. With this merger, S&T Bancorp, Inc. will have combined assets of more than $4.3 billion and 57 branch offices.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbancorp.com.

About Mainline Bancorp, Inc.

Headquartered in Ebensburg, PA, Mainline Bancorp, Inc. operates in Cambria and Blair counties. With $235.8 million in assets, Mainline Bancorp, Inc. stock trades under the symbol MNPA. For more information, visit mainlinebank.net.

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